Exhibit 10.1

Matt Aune

CFO

9118 White Alder Ct

San Diego, Ca 92127

June 9, 2026

Dear Matt:

We are pleased to inform you that Premier Air Charter would like to oﬀer you the position of CFO, with anticipated start date of June 22, 2026. Your regular hours of work will be Monday-Friday 40 hours a week, however, schedules are subject to change based on the needs of the business. Your position will be reporting directly to Ross Gourdie and Vince Monteparte. Your primary work location will be 2006 Palomar Airport Rd Ste 210 Carlsbad, CA 92011

This is a FULL-TIME, exempt role, with a starting yearly wage rate of $237,000 USD, paid (BI-WEEKLY), on Fridays. This position is eligible for benefits and paid time oﬀ (for not eligible-not otherwise mandated by applicable law).

In addition to your wages, you are also eligible for (BASED ON PLAN AND POLICY TERMS AND CONDITIONS);

●	Stock Option grants-1.5 million shares

●	48-month investing period

●	Health, Dental, and Vision Coverage (Employer covers 90% of employee. Employer does not cover dependents)

●	401(k) Plan with Company Match, subject to plan terms

●	Paid Time Off. While employed with the Company you will receive unlimited days of paid vacation/personal/sick days (“PTO”) each year, which may be taken at any time, subject to the Company's prior approval, which shall not be unreasonably withheld or delayed. The Company shall not make any payment in respect of PTO not taken, upon termination or expiration of your employment. You are expected to manage any time off taken around your job responsibilities, and time off does not exempt you from completion of your business objectives as mutually agreed upon with your senior manager.

●	Paid Company Holidays

Benefits are effective on the first of the month, following 30 days of work. Please see the benefits handbook for full details and all plan options.

On your first day, you will be given an orientation by Human Resources. This orientation will include completing employment forms, reviewing benefits, and an introduction to the company. Please be prepared to provide appropriate documentation for the completion of your new-hire forms, including proof that you are presently eligible to work in the United States for I-9 Form purposes.

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Failure to provide appropriate documentation within three days of hire will result in immediate termination of employment in accordance with the terms of the Immigration Reform and Control Act.

Please indicate your acceptance of our offer by returning a signed copy of this letter, no later than 06/12/26. If you have any questions about your offer, please contact Human Resources at 858-358-0212. Welcome to the team!

Sincerely,

Ross Gourdie

Ross Gourdie, President

I Matt Aune, have read, and fully understand, the provisions of this oﬀer of employment, and I accept the above conditional job oﬀer. I understand that my employment with Premier Air Charter is considered at will, meaning that either the company or I may terminate this employment relationship at any time with or without cause or notice.

This offer shall remain open until (3 BUSINESS DAYS FROM OFFER DATE). Any acceptance postmarked after this date will be considered invalid.

Signature: /s/Matt Aune	Date: June 11, 2026

Name (Print): Matt Aune

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